Allen & Gledhill
                                36 Robinson Road
                               #18-01 City House
                                Singapore 068877



        To :    ASE Test Limited
        10, West Fifth Street,
        Nantze Export Processing Zone,
        Kaoshiung, Taiwan,
        Republic of China.                                 28th September, 2000


Dear Sirs,

        ASE Test Limited Registration Statement on Form S-8

1. We have acted as counsel in the Republic of Singapore for ASE Test Limited (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("SEC") in the United States on 28th September, 2000 to register under the Securities Act of 1933, as amended, up to 12,000,000 ordinary shares (the "Shares"), par value US$0.25 per Share, of the Company issuable pursuant to the Company's 2000 Share Option Plan (the "Share Option Plan").

2.   In connection therewith, we have examined the following:-

     (a)  a copy of the Share Option Plan;

     (b) a draft copy of the Registration Statement, to be filed with the Securities and Exchange Commission in Washington D.C., the United States of America;

     (c) copies of the Memorandum and Articles of Association of the Company (incorporating all amendments as at 14th October, 1999), the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company; and

     (d) copies of the written resolutions of the Board of Directors of the Company (the "Board Resolutions") dated 28th June, 2000 and the resolutions of the shareholders of the Company (the "Shareholders' Resolutions") dated 28th June, 2000 authorising, inter alia, the issue of the Shares pursuant to the Share Option Plan.

3.   We have assumed:-

     (a) that copies of the Memorandum and Articles of Association, the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company submitted to us for examination are true, complete and up-to-date copies and that there have been no amendments to the Memorandum and Articles of Association of the Company since 14th October, 1999;

     (b) the conformity to the original documents of all documents produced to us as copies and the authenticity of the original documents, which or copies of which have been submitted to us;

     (c) the genuineness of all signatures, seals and chops (if any) on all documents we have examined;

     (d) that copies of the Board Resolutions and the Shareholders' Resolutions submitted to us for examination are true, complete and up to date copies;

     (e) that the Board Resolutions and the Shareholders' Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Board Resolutions or the Shareholders' Resolutions; and

     (f) that no Shares will be issued at a price less than the par value thereof;

     (g) that the information disclosed by the search made on 28th September, 2000 at the Registry of Companies in the Republic of Singapore against the Company is true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the search; and

     (h) that the information disclosed by the search made on 28th September, 2000 of the Cause Book kept at the Supreme Court of the Republic of Singapore against the Company is true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which has been delivered for filing but was not disclosed at the time of the search.

4. A search made on 28th September, 2000 at the Registry of Companies in the Republic of Singapore and at the Supreme Court of the Republic of Singapore revealed no order or resolution for the winding-up of the Company and no notice of appointment of a receiver or judicial manager for the Company. It should be noted that such a search is not capable of revealing whether or not a winding-up petition has been presented. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the Registry of Companies immediately.

5.   Based upon and subject to the foregoing, we are of the opinion that:-

     (a) The Company has been duly incorporated and is validly existing under the laws of the Republic of Singapore.

     (b) The Shares deliverable pursuant to the Share Option Plan have been duly authorised and, when and to the extent issued pursuant to the Share Option Plan and exercised in accordance with the terms of the Share Option Plan and upon receipt of the approval of the Board of Directors of the Company or a committee thereof for the allotment and issue of the Shares and, upon the issue of share certificates representing Shares in accordance with the Articles of Association of the Company against payment for the Shares, the Shares will be validly issued, fully paid and non-assessable. For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Shares to be issued means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended or the rules or regulations of the SEC thereunder.

                                     Yours faithfully,


                                     /s/ Allen & Gledhill